                           ACKNOWLEDGEMENT, WAIVER AND
                            AMENDMENT TO RADIUS INC.
                INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

          Acknowledgement, Waiver and Amendment, dated as of December 14, 1995 (this "Amendment") to the Inventory and Working Capital Financing Agreement by and between Radius Inc., a California corporation ("Customer"), and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                                    RECITALS:

     A. Customer and IBM Credit have entered into that certain Inventory and Working Capital Financing Agreement dated as of February 17, 1995 (as amended, supplemented or otherwise modified from time to time, the "Agreement").

     B. Customer is in default of its obligations to IBM Credit pursuant to the Agreement.

     C.   Customer has requested that IBM Credit waive such defaults.

     D. IBM Credit agrees to waive certain of such defaults on the terms and subject to the conditions set forth below.

                                   AGREEMENT:

          NOW THEREFORE, in consideration of the mutual agreements provided for below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and IBM Credit hereby agree as follows:

Section 1. DEFINITIONS. (a) References in the Agreement to "Amendment" shall mean this Acknowledgement, Waiver and Amendment to Radius Inc. Inventory and Working Capital Financing Agreement between Customer and IBM Credit.

(b) References in the Agreement to "Special Event of Default" shall mean the occurrence of any of the following:

     (i) the failure to comply with or observe any material term, covenant or agreement contained in the Amendment, including, without limitation, any terms incorporated into the Agreement by way of the Amendment;

     (ii) any representation, warranty, statement, report or certificate made or delivered by or on behalf of Customer or any of its officers, employees, or agents to IBM Credit was false in any material respect at the time when made and the person making such statement knew or should have known that such statement was false;

     (iii) Customer shall file a voluntary petition for bankruptcy protection, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for Customer or any of its properties, or have any of Customer's properties seized (other then the application by Silicon Valley Bank of the proceeds of foreign accounts receivable to Customer's obligations) or attached (except that with respect to any property that is attached, such attachment may continue for a period not to exceed 15 days), or take any action to authorize, or for the purpose of effectuating, the foregoing;

     (iv) Customer shall have filed against it an involuntary bankruptcy petition and either (a) such petition shall not be dismissed within 45 days, (b) during such 45 day period Customer shall not diligently take action to dismiss such petition or (c) an order for relief shall have been issued in connection with such petition;

     (v) the dissolution or liquidation of Customer, or Customer shall take any action to dissolve or liquidate Customer;

     (vi) IBM Credit shall cease to have a first priority security interest in any assets of Customer except to the extent IBM Credit shall have agreed to subordinate such priority to Silicon Valley Bank; or

     (vii) Customer willfully fails to comply with or observe any material term, covenant or agreement contained in Sections 8.1, 8.2 and 8.3 the Agreement; or

     (viii) Customer willfully fails to notify IBM Credit of the occurrence of a Default that could reasonably be expected to have a Material Adverse Effect.

(c) References in the Agreement to "Termination Date" shall mean March 31, 1996 or such other date as IBM Credit and Customer may agree to in writing from time to time.

(d) All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. ACKNOWLEDGEMENT BY CUSTOMER. (a) Customer acknowledges that from and including October 10, 1995 Customer's Outstanding Advances have exceeded Customer's Borrowing Base and that, as of the close of business on December 12, 1995, Outstanding Advances exceeded the Borrowing Base in the approximate amount of $26,265,485. Customer acknowledges that, as a result thereof, Customer is in default to IBM Credit under the terms of the Agreement in that Customer has failed to repay the Outstanding Advances in an amount equal to the Shortfall Amount.

(b) Customer further acknowledges that as of the close of business on December 13, 1995 the principal amount of Outstanding Advances to Customer under the Agreement was equal to $33,651,730.96. Customer agrees that Obligations of Customer to IBM Credit under the Agreement shall be payable to IBM Credit without counterclaim, offset or defense.

(c) Customer further acknowledges that for the period ending September 30, 1995 Customer is in default of its financial covenants contained in Attachment A to the Agreement.

(d) Customer further acknowledges and agrees that IBM Credit provided Customer with a temporary increase in the Line of Credit and that all amounts advanced by IBM Credit to or on behalf of Customer constitute, and all future amounts advanced by IBM Credit to or on behalf of Customer shall constitute, Advances made pursuant to the Agreement, whether or not the aggregate amount of such Advances outstanding at any one time exceeds the amount of the Line of Credit.

Section 3. WAIVER. IBM Credit hereby waives the defaults by Customer with the terms of the Agreement (i) to the extent that on or prior to the date hereof Customer has failed to repay the Outstanding Advances to the extent set forth in
Section 2(a) of this Amendment, (ii) to the extent that on or prior to September 30, 1995 Customer failed to comply with the financial covenants set forth in Attachment A of the Agreement and (iii) to the extent that on or prior to the date hereof Customer has failed to comply with any other terms of the Agreement; PROVIDED, that as of the date hereof IBM Credit has knowledge of facts giving rise to any such default or, if IBM Credit does not have knowledge of facts giving rise to such default, then such default could not reasonably be expected to have a Material Adverse Effect.

Section 4.  AMENDMENT TO AGREEMENT.  The Agreement is hereby amended as follows:

A. Paragraph 4.1(C) of the Agreement is hereby amended by deleting such subsection in its entirety and substituting, in lieu thereof, the following subsection 4.1(C):

     "(C) general intangibles, including, patents, trademarks, tradenames and copyrights;"

B. Section 7 of the Agreement is hereby amended by inserting immediately after subsection 7.15 the following new subsections 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22, 7.23, 7.24, 7.25, 7.26, 7.27 and 7.28:

     "7.16. On Site Collateral Verification. Customer shall from time to time upon the request of IBM Credit allow employees, agents and representatives of IBM Credit access, during normal business hours and as often as IBM Credit may request, to the premises, inventory, books and records of Customer or any of its Subsidiaries to verify the Collateral and Customer's compliance with the terms of this Agreement and to discuss the business, operations, properties and financial and other condition of the Company or any of its Subsidiaries with such officers and employees and agents, including without limitation, its independent certified public accounts, as IBM Credit may from time to time request. Customer acknowledges and agrees that IBM Credit may from time to time discuss with Customer Solutions, IBM North America (CSM), such matters relating to Customer's compliance and ability to comply with the terms of this Agreement as IBM Credit may reasonably determine, including, without limitation, the condition of product being manufactured for Customer by Customer Solutions, IBM North America (CSM) and financed by IBM Credit. Customer shall use reasonable efforts to obtain permission from third party facilities where Collateral is located for IBM Credit to have access to such facilities to inspect and verify such Collateral.

     7.17. Lockbox Participation and Special Account Deposits. Without limiting Customer's other Obligations, Customer acknowledges and reaffirms its obligations pursuant to Section 3.4 of this Agreement and acknowledges and reaffirms that such obligations apply to all Accounts of Customer including, without limitation, Accounts payable by account debtors that are not residents of the United States (including Accounts that are payable by Ingram Micro, Inc. (Canada) and Merisel Canada, Inc.) and Accounts payable by an account debtor that is a remarketer of computer hardware and software products whose purchases of such products from Customer have been financed by another person who pays proceeds of such financing directly to Customer on behalf of such account debtor. Customer agrees that if Customer receives a remittance directly from an account obligor, then Customer shall deposit the same into the Special Account within one Business Day of such receipt.

     7.18. Further Assurances Regarding Patents, Trademarks, Tradenames and Copyrights. Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of patents, trademarks, tradenames and copyrights necessary or advisable for the profitable conduct of its business. With respect to any federal registration of any patent, trademark, tradename or copyright or the filing of any application therefor, Customer promptly shall cooperate with IBM Credit to deliver to IBM Credit a collateral assignment with respect to each such registration and application, in form and substance satisfactory to IBM Credit. IBM Credit shall prepare the form of collateral assignment based upon information provided by

     Customer and upon execution by Customer IBM Credit shall file such collateral assignment with the appropriate agency. Whenever, Customer, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any patent, trademark, tradename or copyright with the United States Patent and Trademark Office or United States Copyright Office, Customer shall report such filing to IBM Credit within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of IBM Credit, Customer shall execute and deliver any and all agreements, instruments, documents, and papers, which IBM Credit shall prepare based upon information provided by Customer, as IBM Credit may request to evidence and/or perfect IBM Credit's security interest in any patent, trademark, tradename or copyright and the goodwill and general intangibles relating thereto or represented thereby, and Customer hereby constitutes IBM Credit its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Obligations are paid in full and this Agreement is terminated. For the purposes of enabling IBM Credit to exercise its rights and remedies under this Agreement, Customer hereby grants to IBM Credit, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Customer) to use, assign, license or sublicense, following the occurrence of an Event of Default and the exercise by IBM Credit of its rights and remedies with respect thereto, any of the Collateral consisting of patents, trademarks, tradenames or copyrights now owned or hereafter acquired by Customer, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Upon payment in full of all Obligations and cancellation or termination of the Line of Credit or earlier release of the Collateral, the license granted by Customer pursuant to the immediately preceding sentence shall be terminated.

     7.19. Proceeds of the Sale of Assets or Operations or Capital Infusion. Customer agrees that, and shall make such arrangements and execute such agreements, documents, instruments and papers as IBM Credit may request to provide that, upon the consummation of any sale of assets (other than inventory and used or obsolete equipment in the ordinary course of business and the return of inventory located at Charlotte to vendors for credit) or operations of Customer, including, without limitation, the contemplated sale of Customer's Color Server Group division, and the consummation of any equity investment, debt issue or capital infusion from any source, the proceeds of such sale, equity investment, debt issue or capital infusion, net of all reasonable and customary costs and expenses thereof, shall be transferred directly to an account of IBM Credit specified by IBM Credit and applied to Customer's Obligations under this Agreement. Customer acknowledges that nothing herein shall be construed as consent by IBM Credit to any such sale, equity investment, debt issue or capital infusion.

     7.20. Monthly Financial Statements. Without limiting Customer's other Obligations, Customer acknowledges and reaffirms its obligations pursuant to Section 7.1(B)(1) of this Agreement to provide certified fiscal month Financial Statements within twenty (20) Business Days following the end of each fiscal month.

     7.21. Collateral Reconciliation Reports. Customer shall provide to IBM Credit on each Business Day a Collateral Reconciliation Report as of the close of business on the Business Day immediately preceding the day such report is provided to IBM Credit. Such Collateral Reconciliation Report shall be in form and detail satisfactory to IBM Credit and shall include back-up documentation supporting such reconciliation in form and detail satisfactory to IBM Credit. Such Collateral Reconciliation Report shall reconcile the most recently preceding Collateral Reconciliation Report to such Collateral Reconciliation Report and shall include new sales, collections, credits issued, purchases, returns and any other item affecting the accounts receivable or inventory balance since the prior reconciliation. Such Collateral Reconciliation shall also include a summary of domestic gross receivables and domestic Eligible Receivables, foreign gross receivables and foreign eligible receivables and a summary of gross inventory and eligible inventory by location for purposes of determining the Overadvance Collateral Amount.

     7.22. Listings and Reconciliations. Customer shall provide to IBM Credit on or prior to December 22, 1995 a listing, in form and detail satisfactory to IBM Credit in its reasonable discretion, of (i) all accounts maintained by Customer containing cash or cash equivalents (ii) all funds received by Radius, including without limitation all funds deposited into bank accounts of Radius, from November 10, 1995 to and including December 8, 1995. Customer shall provide on or prior to December 22, 1995 copies of all statements received by Customer from August 31, 1995 to November 1, 1995 relating to accounts referred to in clause (i) above and a reconciliation of account balances on August 31, 1995 to account balances on October 31, 1995. Customer shall provide to IBM Credit on or prior to December 22, 1995 a copy of all statements received by Customer for the month of November with a reconciliation of account balances on October 31, 1995 to November 30, 1995. Customer shall provide to IBM Credit on or prior to the twentieth (20th) Business Day following each fiscal month a copy of all statements received by Customer for such month along with a reconcilation of account balances in such account from the preceding statement to account balances in such account as of the date of such statement. Customer shall provide to IBM Credit on or prior to December 22, 1995 an accounts receivable report, in form and detail satisfactory to IBM Credit in its reasonable discretion, of pending credits, disputed accounts, credits issued, collected funds not yet applied and outstanding accounts receivable, in each case as of the November fiscal month end for the following classes of accounts receivable: international accounts receivable, finance company accounts receivable and domestic accounts receivable. Customer shall provide to IBM Credit on or prior to December 22, 1995 an inventory report, in form and detail satisfactory to IBM Credit in its reasonable discretion, of pending credits, credits issued, and inventory on hand as of the November fiscal month end.

     7.23. Use of Advances. Unless otherwise consented to by IBM Credit, Customer shall use the proceeds of Advances, which shall be made in accordance with paragraph 7.27 below, to operate its business in a cost effective manner. Customer shall use its best efforts to minimize discretionary uses of cash.

     7.24. Price Protection Credits. Customer shall not, without IBM Credit's prior consent, announce any program for price protection credits that could have the effect of reducing accounts receivable in which IBM Credit has a security interest.

     7.25. Additional Reporting Requirements. Customer shall deliver to IBM Credit, on the first Business Day of each week, a listing, in form and detail satisfactory to IBM Credit in its reasonable discretion, as of the Saturday immediately preceding such Business Day, of (i) Customer's inventory, (ii) the location of such inventory and (iii) the lower of the cost (net of any applicable credits) and the fair market value of such inventory. Customer shall deliver to IBM Credit, on the last Business Day of each week, a cash flow projection, in form and detail satisfactory to IBM Credit in its reasonable discretion, for the immediately following week and each week remaining in such fiscal quarter based upon Customer's best estimate of minimum levels of activity for such week to support Customer's on going business activities. Customer shall provide to IBM Credit on or prior to December 15, 1995 draft Financial Statements for the fiscal year ending September 30, 1995. Customer shall provide to IBM Credit on or prior to December 15, 1995 projected quarterly Financial Statements for the fiscal year ending September 30, 1996. Customer shall provide to IBM Credit on the first Business Day of each week, a projection, in form and detail satisfactory to IBM Credit in its reasonable discretion, for such week of Customer's Outstanding Advances and Customer's Borrowing Base plus Overadvance Collateral Amount.

     7.26. Advances During Overadvance Period. (a) Notwithstanding any other term or provision of this Agreement, IBM Credit and Customer agree that:
     (i) during the Overadvance Period Customer shall not be in default of this Agreement as a result of the Outstanding Advances exceeding the Borrowing Base, and (ii) all collections from the date of this Amendment, including, without limitation, collections of accounts receivable and the proceeds of the contemplated sale of the Customer's Color Server Group division, shall be remitted directly to the Special Account of Customer maintained at Silicon Valley Bank, or in IBM Credit's discretion, directly to an account of IBM Credit, to be applied by IBM Credit toward Outstanding Advances, fees and interest owing by Customer. During the Overadvance Period, so long as no Special Event of Default shall have occurred, IBM Credit shall from time to time, upon the request of Customer, make Advances to or on behalf of Customer in an aggregate amount up to the amount equal to the percentages of collections set forth below, during the Overadvance Period, of accounts receivable representing sales by Customer of inventory in the ordinary course of business (excluding, without limitation, the proceeds of the contemplated sale of the Customer's Color Server Group division):


                                   Percent
                                   -------

     First $3,000,000 per week       90%

     Next $500,000 per week          60%

     Next $500,000 per week          40%

     Additional collections          10%
               per week

     (b) If during any rolling four week period during the Overadvance Period IBM Credit shall have collected pursuant to the foregoing clause (ii) (after taking into account any Advances already made that are attributable to collections) an amount in excess of the percentages of collections during such four week period set forth below, IBM Credit shall from time to time, upon the request of Customer, make an additional Advance to Customer under the Agreement in an amount up to such excess (less the amount of any Advances previously made pursuant to this provision):

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

                                             Percent
                                             -------

     First $12,000,000 per                     10%
       rolling four week period

     Next $2,000,000 per                       40%
       rolling four week period

     Next $2,000,000 per                       60%
       rolling four week period

     Additional Collections per                90%
       rolling four week period


     (c) The amounts set forth above shall be applied at the end of each week on a pro rata basis based upon the number of elapsed weeks during the first four weeks of the Overadvance period.

For purposes of illustration:

                         Applicable     Remit to       Remit to
                         Collections    Customer       IBM Credit
                         -----------    --------       ----------
Week 1                   $4,000,000     $3,200,000       $800,000

Week 2                   $3,400,000     $2,940,000       $460,000

Week 3                   $5,000,000     $3,300,000     $1,700,000

Week 4                   $2,000,000     $1,800,000       $200,000

Week 5                   $6,000,000     $3,400,000     $2,600,000

Weeks 1-4 Total         $14,400,000    $11,240,000     $3,160,000

Weeks 2-5 Total         $16,400,000    $11,440,000     $4,960,000

In this illustration, after the second week IBM Credit would, upon the request of Customer, make an Advance to Customer of an amount up to $20,000. After the fourth week IBM Credit would, upon the request of Customer, make an Advance to Customer an amount up to an additional $900,000 (e.g., $920,000 minus $20,000 previously advanced after the second week). After the fifth week IBM Credit would, upon the request of Customer, make an Advance to Customer of an amount up to an additional $480,000 (e.g., $1,400,000 minus $920,000 previously advanced).

     (d) In the event that collections during any payroll period are insufficient to permit Advances pursuant to Section 7.26(a) to be made during such payroll period in an aggregate


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

     amount equal to Customer's payroll obligations (including withholding taxes) for such pay period, IBM Credit agrees to make Advances during such payroll period in an aggregate amount not to exceed such payroll obligation (including withholding taxes); PROVIDED that Customer shall pay all applicable taxes in connection therewith and remain current on all payroll tax obligations; PROVIDED, FURTHER, that if any such Advance is made pursuant to this paragraph, notwithstanding any other term or provision of this Agreement to the contrary, all collections subsequent to such Advance shall be applied to repay such Advance and shall be excluded from collections for purposes of making new Advances pursuant to paragraph 7.26(a).

     7.27. Sale of Color Server Group. Customer shall have received, and delivered a copy thereof to IBM Credit of, (i) on or prior to December 1, 1995, a firm letter of intent, in form and substance satisfactory to IBM Credit, for the purchase of Customer's Color Server Group division, and
     (ii) on or prior to December 20, 1995, a contract, in form and substance satisfactory to IBM Credit, for the sale of Customer's Color Server Group division. On or prior to January 15, 1995, or such later date as IBM Credit and Customer may agree, Customer shall have completed the sale of Customer's Color Server Group for cash and remitted payment directly to IBM Credit of the proceeds of such sale.

     7.28. Subsidiaries. Customer shall not make any Investment in or loan to, or transfer any assets to any Subsidiary or Affiliate without the prior written consent of IBM Credit; provided that if IBM Credit consents to the contemplated sale of Customer's Color Server Group division then such consent shall be considered consent under this paragraph to the transfer of the Color Server Group division to a Subsidiary of Customer in connection with such sale."

C. Subsection 2.6 of the Agreement is hereby amended by deleting such subsection in its entirety and substituting, in lieu thereof, the following subsection 2.6:

     "2.6. Shortfall. If, on any date other than during the Overadvance Period, the Outstanding Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), then the Customer shall on such date prepay the Outstanding Advances in an amount equal to such Shortfall Amount.

     "Overadvance Period": the period from December 5, 1995 to and including the date that is the earlier of (1) the date Customer receives written notice from IBM Credit following the occurrence of a Special Event of Default that the Overadvance Period is being terminated, (2) the date thirty (30) days, or such later date specified by IBM Credit, after Customer

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

     receives notice from IBM Credit during the continuance of a Default that the Overadvance Period is being terminated, and (3) March 31, 1995.

     "Overadvance Collateral Amount": at the time of determination, the sum of
     (1) twenty percent (20%) of the lower of the aggregate invoice price to Customer (net of any applicable credits) and fair market value of Customer's inventory (excluding discontinued and obsolete product) in locations for which IBM Credit has properly filed financing statements, PLUS (2) sixty-five percent (65%) of the result, if such result is a positive number, of (x) the aggregate of Accounts that are not Eligible Accounts to the extent such Accounts are not Eligible Accounts solely because such Accounts are payable by an account debtor that is not a resident of the United States (excluding Accounts that are payable by Ingram Micro, Inc. (Canada) and Merisel Canada, Inc.) MINUS (y) the amount of any obligations of Customer to Silicon Valley Bank, PLUS (3) fifty percent (50%) of Accounts that are not Eligible Accounts to the extent such Accounts are not Eligible Accounts solely because such Accounts are payable by an account debtor that is a remarketer of computer hardware and software products whose purchases of such products from Customer have been financed by another person who pays proceeds of such financing directly to Customer on behalf of such account debtor."

D. Section 2 of the Agreement is hereby amended by inserting immediately following Subsection 2.8 thereof the following new Subsection 2.9:

     "2.9. Application of Collections by IBM Credit. Notwithstanding any other terms set forth in this Agreement or any other agreement between Customer and IBM Credit, Customer agrees that IBM Credit may from time to time apply any and all monies, reserves and proceeds received or collected by IBM Credit with respect to the Accounts and other Goods or property of Customer at any time or times hereafter, including, without limitation, any and all funds collected from the Lockbox and the Special Account, to pay or prepay, as the case may be, any amounts owing by Customer to IBM Credit whether or not such amounts are then due and payable, or IBM Credit may, in its sole discretion, disburse any part of or all such monies, reserves and proceeds to Customer. Customer agrees that IBM Credit may, but shall not be obligated to, cause funds collected from the Lockbox to be swept on a daily basis."

E. Paragraph 2.3(C) of the Agreement is hereby amended by inserting immediately following the first sentence thereof, the following sentence:

     "Notwithstanding the immediately preceding sentence, during

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

     the Overadvance Period, (i) Advances in an amount equal to the lesser of
     (x) the Overadvance Amount and (y) the amount the Outstanding Advances exceed the Maximum Advance Amount shall accrue a finance charge on the unpaid principal amount thereof, at a per annum rate equal to the lesser of
     (a) the finance charge set forth in Attachment A to this Agreement under the caption "Overadvance Finance Charge" and (b) the highest rate from time to time permitted by applicable law and (ii) Advances in excess of the Overadvance Amount shall accrue a finance charge on the unpaid principal amount thereof, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement under the caption "Excess Outstandings Finance Charge" and (b) the highest rate from time to time permitted by applicable law; PROVIDED, HOWEVER, that in the event Customer obtains credit insurance on Accounts described in clause 2 of the definition of Overadvance Collateral Amount in form and substance satisfactory to IBM Credit, A/R Advances in an amount equal to sixty-five percent (65%) of the amount of Customer's Accounts subject to the terms and provisions of such credit insurance that are unpaid less than ninety (90) days from the date of invoice and payable by an account debtor that is not a resident of the United States (excluding Accounts that are payable by Ingram Micro, Inc. (Canada) and Merisel Canada, Inc.) shall accrue interest at the rate set forth in the immediately preceding sentence."

F. Paragraph 2.4(D) of the Agreement is hereby amended by inserting immediately following the second sentence of such paragraph the following new sentence:

     "In addition, during the Overadvance Period Customer shall be charged a fee equal to the product of the amount of Outstanding Advances in excess of the Borrowing Base to the extent it does not constitute a Shortfall Amount, including any Advances made by IBM Credit resulting in Outstanding Advances in excess of the Borrowing Base, multiplied by thirty (30) basis points."

G. Subsection 2.1 of the Agreement is hereby amended by inserting immediately prior to the end of the last sentence of such subsection the following phrase:

     "or during the Overadvance Period, the Maximum Overadvance Amount."

H. Subsection 9.1 of the Agreement is hereby amended by inserting immediately following paragraph (Q) thereof, the following new paragraph (R):

     "(R) notwithstanding paragraph (B) of this Subsection 9.1, Customer fails to comply with or observe any term, covenant or agreement contained in the Amendment or contained in this Agreement by way of the Amendment."

I. The Agreement is hereby amended by inserting immediately following Attachment G thereto as Attachment H the Attachment H attached hereto.

J. The Agreement is hereby amended by deleting Attachment A to the Agreement in its entirety and substituting, in lieu thereof, the Attachment A attached hereto.


Section 5. ADDITIONAL COVENANTS. A. Customer agrees that prior to the close of business on the date hereof Customer shall execute and deliver to each bank at which it maintains a bank account, including, without limitation, the Bank of America, a letter in substantially the form attached hereto as Exhibit 1 irrevocably directing such bank to transfer all funds received and held by such bank from time to time on account of Customer to the Special Account at Silicon Valley Bank. Customer agrees that prior to the close of business on the date hereof Customer shall deposit to the Special Account at Silicon Valley Bank, all cash and cash equivalents held by Customer or any third party on account of Customer in excess of an aggregate amount of $1,500,000.00 (including $500,000 held by Bank of the West supporting a letter of credit for the account of Customer). All amounts so deposited by Customer shall be deemed collections for which Customer shall be eligible to receive Advances pursuant to paragraph 7.27.

B. Customer and IBM Credit agree to use good faith efforts to meet weekly to discuss issues and concerns either party may have relating to the financing relationship.

C. Customer agrees that on or prior to December 15, 1995 Customer shall provide to IBM Credit a list in form and detail reasonably satisfactory to IBM Credit describing all of Customer's patents, trademarks, tradenames and copyrights registered with the United States Patent and Trademark Office or United States Copyright Office and shall execute and deliver to IBM Credit for filing with the appropriate offices any and all agreements, instruments, documents, and papers, which shall be prepared by IBM Credit, as IBM Credit may request to evidence and/or perfect IBM Credit's security interest in any such registered patents, trademarks, tradenames or copyrights and the goodwill and general intangibles relating thereto or represented thereby.

D. Customer agrees that all reports, listings, schedules and other information provided by Customer to IBM Credit shall be correct and accurate to the best of Customer's knowledge.

Section 6. REPRESENTATIONS AND WARRANTIES. Customer makes to IBM Credit the following representations and warranties all of which

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

are material and are made to induce IBM Credit to enter into this Amendment.

     6.1 ACCURACY AND COMPLETENESS OF WARRANTIES AND REPRESENTATIONS. The representations and warranties contained in the Agreement are true and correct in all material respects on and as of the date of this Amendment as though made on and as of such date except to the extent that IBM Credit has knowledge of facts to the contrary or, if IBM Credit does not have knowledge of any such contrary facts, the failure of such representations or warranties to be true and correct in all material respects could not reasonably be expected to have a Material Adverse Effect.

     6.2 VIOLATION OF OTHER AGREEMENTS. The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed under the Agreement as amended by this Amendment do not violate or cause Customer not to be in compliance with the terms of any agreement to which Customer is a party.

     6.3 ENFORCEABILITY OF AMENDMENT. This Amendment has been duly authorized, executed and delivered by Customer and is enforceable against Customer in accordance with its terms.

Section 7. RATIFICATION OF AGREEMENT. Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Customer hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of Customer, and is not subject to any claims, offsets or defenses. Except to the extent specifically waived herein IBM Credit reserves any and all rights and remedies that IBM Credit now has or may have in the future with respect to Customer, including, without limitation, with respect to any defaults of financial covenants existing on or prior to the date hereof. Except to the extent specifically waived herein neither this Amendment, any of IBM Credit's actions or IBM Credit's failure to act shall be deemed to be a waiver of any such rights or remedies.

Section 8. GOVERNING LAW. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York.

Section 9. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

SECTION 10. JURY TRIAL WAIVER. EACH OF IBM CREDIT AND CUSTOMER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM

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

CREDIT AND THE CUSTOMER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THE AGREEMENT, THIS AMENDMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION THEREWITH OR HEREWITH.

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized officers of the undersigned as of the day and year first above written.

                                   RADIUS INC.

                                   By: /s/Dennis J. Dunnigan
                                       ---------------------

                                   Name:  Dennis J. Dunnigan
                                          ------------------

                                   Title: CFO
                                          ------------------


                                   IBM CREDIT CORPORATION

                                   By: /s/ [illegible]
                                       ---------------------

                                   Name: [illegible]
                                         -------------------

                                   Title: Manager of Credit
                                          ------------------


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